Exhibit 107

CALCULATION OF FILING FEE TABLE

Registration Statement Form S-3

(Form Type)

Helius Medical Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common stock, $0.001 par value per share	Other	6,213,888	0.5685	$3,532,595.33	0.00015310	$540.85
	Total Offering Amounts					$3,532,595.33		$540.85
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$540.85

(1)	Represents 6,213,888 shares of the Registrant’s Common Stock issuable upon the exercise of outstanding warrants to purchase the Registrant’s Common Stock that will be offered for resale by the selling securityholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	(2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average high and low prices reported for the Registrant’s Common Stock on January 28, 2025.